Exhibit 99.1
Lev Reports Second Quarter 2007 Results

Quarter highlighted by completion of Phase III prophylaxis trial for HAE

NEW YORK, N.Y. -- (BUSINESS WIRE) -- August 10, 2007 -- Lev Pharmaceuticals, Inc. (“Lev”) (OTCBB: LEVP) today announced financial results for the second quarter ended June 30, 2007.

Highlights and Current Developments:

•	Submitted Biologics License Application for Cinryze™ in July

•	Completed Phase III Prophylaxis trial for the treatment of HAE

•	Lead product name selected: C1 inhibitor, to be marketed as Cinryze™

•	Completed formation of marketing and sales management team

•	Filed $70 million universal shelf registration

Financial Results:

For the quarter ended June 30, 2007, Lev reported a net loss of $6.9 million or a loss of $0.06 per share as compared to a net loss of $1.9 million or a loss of $0.02 per share for the comparable quarter in 2006. For the six months ended June 30, 2007, Lev reported a net loss of $12.4 million or $0.11 per share as compared to a net loss of $3.7 million or $0.05 per share for the comparable six month period in 2006.

As of June 30, 2007, Lev had a total of $8.4 million in cash and cash equivalents, and working capital of $5.9 million. Net cash used in operations was $9.9 million for the six months ended June 30, 2007. The operating loss was partially offset by non-cash expenses of $2.6 million primarily related to stock-based compensation, purchases of C1-INH product and amortization of debt discount. Net cash provided by investing activities for the six months ended June 30, 2007, was $9.9 million primarily resulting from the sale of investments. Net cash provided by financing activities for the six months ended June 30, 2007 was $0.5 million resulting from proceeds from the exercise of warrants.

Research and development expenses for the three months ended June 30, 2007 increased to $4.1 million as compared to $0.8 million for the comparable period in 2006. For the six months ended June 30, 2007, research and development expenses increased to $7.3 million as compared to $1.9 million for the comparable period in 2006. For the three months and six months ended June 30, 2007, the $3.2 million increase and $5.4 million increase, respectively, in research and development expenses was primarily attributable to expenses relating to the progress of Lev’s Phase III clinical trials for the treatment of hereditary angioedema (HAE) and purchases of plasma product that were purchased for the open-label clinical trial.

General and administrative expenses for the three months ended June 30, 2007 increased to $2.9 million as compared to $1.1 million for the comparable period in 2006. For the six months ended June 30, 2007, general and administrative expenses increased to $5.3 million as compared to $1.9 million for the comparable period in 2006. For the three months and six months ended June 30, 2007, the increase of $1.8 million and $3.5 million, respectively, was primarily due to increases in payroll and related benefits, share based compensation for employee stock options, marketing, legal expense and travel.

Corporate Progress:

Joshua D. Schein, Ph.D., Chief Executive Officer of Lev, stated, "During the second quarter, we continued to make significant progress on both the clinical and commercial fronts. We’ve been working diligently on building and developing our commercial infrastructure for the past year. Except for hiring the actual sales reps, which will not occur until we receive licensure, our marketing, reimbursement, distribution, managed care and patient services functions are fully deployed and preparing for the launch of our lead product candidate, Cinryze™ (C1 inhibitor).” Schein added, "We intend to deliver on our plan and look forward to achieving the many value-driving milestones that lie ahead for us over the next 6-12 months, including: announcing top-line Phase III prophylactic data, amending our acute BLA filing to include prophylaxis, FDA acceptance of the BLA, priority review, FDA approval and launch of Cinryze™ (C1 inhibitor) during the first half of next year.

About Lev

Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. In July, Lev announced that it submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) seeking approval of Cinryze™ (C1 inhibitor) for the acute treatment of hereditary angioedema (HAE). Lev is the first company to submit a licensing application for the acute treatment of HAE in the United States. Lev’s C1 inhibitor, proposed to be marketed as Cinryze™, has been granted orphan drug status for the treatment and prevention of HAE, potentially securing, upon approval, market exclusivity for seven years. Lev has also received fast track designation status from the FDA, which facilitates the development and expedites the review of drugs and biologics intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. Lev is also evaluating the development of C1 inhibitor for the treatment of acute myocardial infarction, or heart attack, and selective other diseases and disorders in which inflammation is known or believed to play an underlying role.

For more information about Lev or C1 inhibitor for the treatment of HAE, please contact Lev directly at 212-682-3096, or visit Lev’s website at www.levpharma.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to new information arising out of clinical trial results, our heavy dependence on the success of CinryzeTM, our dependence on our suppliers, our dependence on third parties to manufacture CinryzeTM, obtaining regulatory approval to market CinryzeTM; market acceptance of CinryzeTM, maintaining the orphan drug status associated with CinryzeTM, the risks associated with dependence upon key personnel, and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the "Risk Factors that May Affect Results" section of our filings with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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Contact:
Jason Tuthill, Director, Investor Relations
Lev Pharmaceuticals, Inc.
675 Third Avenue, Suite 2200
(212) 850-9130
jtuthill@levpharma.com

Selected financial information

Lev Pharmaceuticals, Inc. and Subsidiary
(Unaudited)

Selected Consolidated Balance Sheets Data

	June 30, 2007	December 31, 2006
	( in $000s)

Cash and cash equivalents	$8,430	$17,887
Property and equipment , net	188	131
Total assets	$9,148	$18,573

Accounts payable and accrued expenses	$3,004	$3,157
Loan payable	3,373	1,804
Stockholder’s equity	2,754	13,612
Total liabilities and stockholders’ equity	$9,148	$18,573

Lev Pharmaceuticals, Inc. and Subsidiary
(Unaudited)

Selected Consolidated Statement of Operations Data

	For The Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(in $000s except share		(in $000s except share
	and per share data)		and per share data)
Operating expenses:
Research and development	$4,090	$840	$7,313	$1,936
General and administrative	2,897	1,110	5,319	1,864
Total operating expenses	6,987	1,950	12,632	3,800

Other income (expense), net	94	27	261	64

Net loss	6,893	1,923	12,371	3,736

Net loss per share- basic and diluted	$(0.06)	$(0.02)	$(0.11)	$(0.05)
Weighted average shares - basic and diluted	114,157,528	81,638,377	114,102,444	81,582,961

Lev Pharmaceuticals, Inc. and Subsidiary
(Unaudited)

Selected Consolidated Statement of Cash Flows

	June 30,	June 30,
	2007	2006
	(in $000s)

Net cash used in operating activities	(9,927)	(3,046)
Net cash provided by investing activities	9,920	2,492
Net cash provided by financing activities	549	-
Net increase (decrease) in cash and cash equivalents	542	(554)
Cash and cash equivalents - beginning of period	7,888	3,483
Cash and cash equivalents - end of period	8,430	2,929